EXHIBIT 10.1

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of the 5th day of January, 2006, by and among the Albert and Verla Richards LTD, Partnership, a Utah limited partnership (the “Partnership”), Bruce R. Sherman, Suzanne R. Sherman, Frank Ciaramella, Frank D’Angelo, Corporation of the President of The Church of Jesus Christ of Latter-day Saints (the “Church”), and Katie H. Mitchell (collectively the “Shareholders” or individually a “Shareholder”), Chelated Minerals Corporation, a Utah corporation (the “Company”), and Balchem Minerals Corporation, a Delaware corporation (the “Purchaser”). The Shareholders, Company and Purchaser may hereinafter be individually referred to as a “Party” or collectively as the “Parties.” The Parties have entered into a Stock Purchase Agreement dated as of October 31, 2005 (the “Agreement”). Capitalized terms used herein shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, the Shareholders have agreed to sell and transfer to the Purchaser all of the Shares, and the Purchaser has agreed to acquire such Shares, all pursuant to and in accordance with the terms and conditions of the Agreement; and

WHEREAS, the Parties desire to amend Section 7.1 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

1.	Section 7.1 of the Agreement shall be changed to read as follows:

“Section 7.1       Closing Date and Place. The consummation of the sale and purchase of the Shares contemplated by this Agreement (the “Closing”) will take place at the offices of the Mabey Murray LC at 136 South Main Street, Suite 1000, Salt Lake City, Utah at 10:00 A.M. Mountain within two (2) days following completion and presentation of a non-qualified report from McGladrey & Pullen, LLP relating of the Audit, or at such other date and time as may be mutually agreeable to the parties hereto (the “Closing Date”). In the event the Audit is completed after November 25, 2005, the Shareholders shall have the right to extend the Closing Date until no later than February 15, 2006. The Closing will be effective as of the end of business on the Closing Date. At the Closing, the Shareholders will deliver to the Purchaser certificates representing all of the Shares duly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in favor of the Purchaser or its nominee as the Purchaser may have directed prior to the Closing. At the Closing, the Purchaser will deliver to the Shareholders the Purchase Price as provided in Section 2 hereof.”

2.             Except as modified by this Amendment, all other provisions of the Agreement shall remain the same as set forth therein.

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LEFT BLANK –SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company, the Purchaser and the Shareholders have duly executed and delivered this Amendment as of the day and year first above written.

COMPANY:

CHELATED MINERALS CORPORATION

By:
Name:	Bruce R. Sherman
Title:

SHAREHOLDERS:
ALBERT AND VERLA RICHARDS LTD, PARTNERSHIP

By:
Suzanne R. Sherman, general partner

By:
Ruth Ellen R. Bean, general partner

By:
Name:	Bruce R. Sherman

By:
Name:	Suzanne R. Sherman

By:
Name:	Frank Ciaramella

By:
Name:	Frank D’Angelo

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CORPORATION OF THE PRESIDENT OF THE CHURCH OF JESUS CHRIST OF LATTER-DAY SAINTS

By:
Name:
Title:

By:
Katie H. Mitchell

PURCHASER:

BALCHEM MINERALS CORPORATION

By:
Name:
Title:

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